PROSPECTUS SUPPLEMENT
(to the Prospectus, dated January 7, 1993)

IMMUNOMEDICS, INC.

3,000,000 Shares

Common Stock, $. 01 Par Value

This Prospectus Supplement constitutes an essential part of the Prospectus, dated January 7, 1993, of Immunomedics, Inc.
and should be read in conjunction with such Prospectus.

The information set forth below supersedes the information contained under "Selling Stockholders" in the Prospectus.
All capitalized terms used herein have the meanings given such terms in the Prospectus.

SELLING STOCKHOLDERS

     The shares of Common Stock to which this Prospectus relates are being registered for reoffers and resales by Selling Stockholders of the Company who may acquire such shares pursuant to the exercise of options granted or to be granted under the Plan. The Selling Stockholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the exercise of options under the Plan.

     Participants under the Plan who are deemed to be "affiliates" of the Company who acquire Common Stock under the Plan may be added to the Selling Stockholders listed
below from time to time, either by means of a post-effective amendment to the Registration Statement or by use of a prospectus supplement filed pursuant to Rule 424(c) under the 1933 Act . An "affiliate" is defined in Rule 405 under the 1933 Act as a "person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with", the Company.
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     The following table sets forth certain information
concerning the Selling Stockholders as of the date of this Prospectus. Except as disclosed in the table, none of the Selling Stockholders listed below has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

                                                    Maximum Number of
                                                    Shares Subject to
                                                   Outstanding Options
                         Position With                 Which May Be
Name                     The Company               Reoffered Hereby (1)
----------------------   ------------------------  --------------------
David M. Goldenberg      Chairman of the Board,                 175,000
                         Chief Executive Officer
                         and Director

Albert D. Angel          Director                                30,000

A. E. Cohen              Director                                30,000

Marvin E. Jaffe          Director                                20,000

Richard R. Pivirotto     Director                                30,000

Warren W. Rosenthal      Director                                30,000

Richard C. Williams      Director                                30,000

Amy Factor               Executive Vice President               285,000
                         Secretary and Treasurer

Hans J. Hansen           Vice President -                       205,000
                         Research and Development

Carl M. Pinsky           Vice President -                       175,000
                         Medical Affairs

(1) As of September 30, 1995. Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each Selling Stockholder at his or her sole discretion.

The date of the Prospectus Supplement is October 16, 1995